EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS REPORTS

FOURTH-QUARTER AND FULL-YEAR 2007 RESULTS

•	Fourth-Quarter Cataract/Implant Sales Rise 9.6% on Growth Across All Product Categories

•	Pro Forma Fourth-Quarter Laser Vision Correction Sales Rise 10.6% on Increased Global Penetration of Company’s Dual Platform Offering

•	Eye Care Business Rebound Continues With 20% Sequential Sales Growth in Fourth Quarter

•	Company Reduces 2008 Guidance on More Conservative Outlook for U.S. LASIK Volumes

•	Company Announces Plan to Enhance Operating Leverage by Reducing Fixed Costs

(SANTA ANA, CA), February 14, 2008 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], today reported financial results for the fourth quarter and full year 2007, revised financial guidance for 2008 and announced plans to reduce fixed costs.

The company’s fourth-quarter 2007 net sales rose 25.0% to $304.6 million on organic growth, the acquisitions of IntraLase Corp. and WaveFront Sciences, Inc.; and includes a 5.3% increase related to foreign currency impacts. On a pro forma basis, the company’s fourth-quarter sales rose 7.3%. The pro forma sales growth rate reflects comparisons that include the IntraLase and WaveFront Sciences performance as if the acquisitions had occurred in all periods presented. Fourth-quarter sales growth was partially offset by lost sales and returns associated with the company’s May 2007 contact lens care solution recall.

AMO reported a fourth-quarter net loss under Generally Accepted Accounting Principles (GAAP) of $12.3 million, or a net loss of $0.20 per share, compared to a net loss of $7.6 million, or a net loss of $0.13 per share, in 2006’s fourth quarter. These results included the impacts of the November 2006 and May 2007 recalls. The fourth-quarter 2007 results also included the following items, which combined to increase the net loss per share by $0.17:

•	$10.7 million in pre-tax charges related to integration of acquisitions.

•	$3.4 million pre-tax loss on derivative instruments.

•	Estimated tax effects related to the items mentioned above, totaling $3.8 million.

“Our fourth-quarter performance represented a strong finish to 2007, in which we advanced our strategy and moved aggressively to overcome challenges,” said Jim Mazzo, chairman and chief

AMO Announces Fourth-Quarter and Full Year 2007 Results – 2

executive officer. “Our cataract/implant business delivered growth across all product categories, and we are entering 2008 on track to launch a range of new technologies to position us for future growth. Our eye care business continued to rebound, with fourth-quarter 2007 sales up 20% on a sequential basis. In addition, this business is now launching our first-ever product to relieve dry eye symptoms. Demonstrating the competitive power of our dual excimer and femtosecond laser platform, our laser vision correction business achieved double-digit sales growth on a pro forma basis. With the planned 2008 release of new LASIK innovations, we intend to continue to expand our leadership position.

“To ensure we are maximizing the earnings and cash flow power of the global footprint we have created, we need to be diligent in our effort to improve efficiency and productivity. We expect to accomplish this through staff reductions and infrastructure changes designed to reduce fixed costs, improve operating leverage and enhance long-term cash flow.

“We remain confident in the strength of our global businesses, technologies, new product pipeline and strategy. However, after the first six weeks of 2008, we have seen the deteriorating U.S. economy negatively impact our domestic LASIK procedure volumes. We have multiple, unique growth drivers that we believe will mitigate our exposure to a slowdown in the elective refractive procedure market, but we feel a more conservative view is prudent at this time.”

Financial Guidance

AMO’s revised guidance assumes a decline in its 2008 U.S. excimer procedures of approximately 10%, compared to its prior expectation of approximately 6% growth. The company’s revised guidance also assumes a more modest rate of growth for its U.S. femtosecond procedure and refractive IOL sales than it has previously expected. The company’s revised guidance is as follows:

	Previous	Current
Revenue	$1.23 - $1.25 billion	$1.22 - $1.24 billion
Adjusted EPS	$1.55 - $1.75	$1.25 - $1.45

The company’s adjusted EPS guidance excludes charges and write-offs related to acquisitions, reorganizations and recapitalizations, as well as unrealized gains or losses on derivative instruments and other periodic or one-time charges. The company’s adjusted EPS guidance includes the estimated after-tax effect of intangible amortization and stock-based compensation expenses, which are non-cash and total approximately $90 million per year, or approximately $0.90 per share.

Plan to Reduce Fixed Costs

AMO is announcing today plans to reduce its fixed costs in order to further enhance its global competitiveness, operating leverage and cash flow. The plan includes a net workforce reduction of approximately 150 positions, or about 4% of the company’s global workforce. In addition, AMO plans to consolidate certain operations to improve its overall facility utilization. To complete this plan, AMO expects to incur charges between $25 million and $30 million in 2008 and estimates that the vast majority will be cash. Upon full implementation, the company expects these actions to result in annualized savings of approximately $10 million to $12 million. In 2008, the company estimates savings related to these actions in the range of $4 million to $7 million, which are reflected in the current guidance. The charges outlined above are in addition to the $11 million to $13 million in charges the company expects to take in 2008 to consolidate its equipment manufacturing, which was announced in December 2007.

Full-Year 2007 Results

AMO’s net sales for 2007 rose 9.4% to $1,090.8 million. The rise reflects the IntraLase and WaveFront Sciences acquisitions, organic growth in cataract/implant and laser vision corrections sales and a 2.9% increase related to foreign currency, which were partially offset by recall-related declines in eye care sales. AMO reported a GAAP net loss for 2007 of $192.9 million, or a net loss of $3.22 per share. The per share loss was increased by an estimated $2.26 due to an $87.0 million charge for in-process R&D, approximately $38.2 million in transaction-related charges, a $1.3 million deferred financing cost write-off, a $6.1 million loss on derivative instruments and an estimated $2.8 million tax effect related to the above items.

AMO Announces Fourth-Quarter and Full Year 2007 Results – 3

In 2006, the company reported GAAP net income of $79.5 million, or $1.21 per diluted share, which included a $96.9 million pre-tax gain on settlement of legal matters and pre-tax net charges of $89.4 million related primarily to business repositioning initiatives, inventory provisions, charges related to discontinued products, note repurchases, an unrealized loss on derivative instruments, and an estimated $13.4 million tax effect related to the above items. These gains and charges combined to reduce 2006 GAAP EPS by $0.09.

Fourth-Quarter and Full-Year 2007 Sales Performance by Business

Below are highlights of fourth-quarter and full-year 2007 results by business. Growth rates reflect comparisons to the same period in 2006 and include foreign currency impacts. Pro forma growth rates reflect comparisons that include IntraLase and WaveFront Sciences performance as if these acquisitions had occurred in all periods presented. For more information, see the “Global Sales” table accompanying this release.

Cataract/Implant sales rose 9.6% to $152.3 million in the quarter and 6.4% to $552.0 million for 2007.

•

Intraocular lens (IOL) sales rose 7.6% to $85.7 million in the quarter and 8.8% to $317.2 million for 2007, reflecting continuing demand for the company’s Tecnis® monofocal IOLs and its portfolio of refractive IOLs.

•	Viscoelastics sales rose 9.7% to $33.6 million in the quarter and 0.3% to $123.4 million for 2007. Growth was driven primarily by increased sales of the Healon® family of viscoleastics.

•

Phacoemulsification sales rose 10.7% to $26.4 million in the quarter and 3.6% to $90.7 million for 2007. The rise reflected the mid-year launch of the WhiteStar SignatureTM system and increased surgeon usage of the company’s existing phacoemulsification installed base. Surgical pack sales rose 12.9% in the quarter and 9.5% for 2007.

Laser Vision Correction (LVC) sales rose 96.8% to $101.7 million in the quarter and 69.6% to $367.8 million for 2007. Pro forma LVC sales rose 10.6% and 13.8% for the quarter and year, respectively.

•

Fourth-quarter procedures and related sales of $56.9 million represented a 65.8% increase, or 11.5% on a pro forma basis. For 2007, procedures and related sales of $229.1 million represented a 58.7% increase, or 24.0% on a pro forma basis. Growth reflects primarily market share gains, favorable custom mix shift and continued international expansion.

•	For 2007, AMO’s U.S. excimer procedure volumes grew 6.2% and its U.S. CustomVue® procedure mix was 64.4%. For 2007, AMO’s U.S. femtosecond procedure volumes grew 41.5% on a pro forma basis.

•	For 2007, international procedure sales rose 75.1% to $67.6 million, reflecting excimer procedure sales growth of 58.8% and pro forma femtosecond procedure sales growth of 84.2%.

•

Fourth-quarter system sales increased 280.9% to $36.2 million, or an increase of 21.7% on a pro forma basis. For 2007, system sales rose 154.2%, or 3.4% on a pro forma basis. The rise reflects the continued penetration of the company’s systems worldwide.

•

Fourth-quarter unit placements of the VISX® Star S4 IR® excimer laser declined 17%, reflecting a difficult comparison in the year-ago quarter when a significant U.S. corporate provider adopted the company’s excimer technology. For 2007, excimer laser placements rose 13.5%. IntraLase® FS laser placements rose 58.9% for the quarter and 31.4% for 2007, on a pro forma basis. The rise reflects the continued penetration of the company’s systems worldwide.

Eye Care sales declined 4.6% to $50.5 million in the quarter and 34.6% to $171.0 million for 2007. On a sequential basis, fourth-quarter eye care sales rose 19.9%.

•

Fourth-quarter multipurpose sales declined 16.0% to $20.1 million, which included approximately $3.8 million in returns and an estimated $29.2 million in lost sales related to the recall. For 2007, multipurpose sales declined 59.8% to $59.2 million, which included approximately $41.5 million in returns and an estimated $84.0 million in lost sales related to the recall. Sales declines in both periods were partially offset by the re-launch of Complete® Easy RubTM Multipurpose Solution.

AMO Announces Fourth-Quarter and Full Year 2007 Results – 4

•	For the four weeks ended January 15, 2008, Complete® Easy RubTM Multipurpose Solution held 6.7% of the U.S. branded multipurpose solution market, according to IRI.

•	Hydrogen peroxide sales rose 22.4% in the quarter to $17.0 million and declined 2.4% to $60.8 million for 2007.

Additional Financial Highlights

Below are additional highlights for fourth-quarter and full-year results. Growth rates reflect comparisons to the same period one year ago.

	Fourth-Quarter 2007	Full-Year 2007
Gross Profit

•       Rose 28.3% to $178.3 million.

•       Reflected IntraLase and WaveFront Sciences acquisitions, favorable sales mix shift.

•       Included $6.4 million in recall-related returns and costs, and $23.2 million impact of estimated recall-related lost sales, compared to $19.0 million recall-related returns and costs, and $11.7 million impact of estimated recall-related lost sales in the year-ago period.

•       Included $0.8 million in transaction-related charges. Year-ago period included $1.2 million in charges related to business repositioning initiatives.

•       Virtually unchanged at $615.9 million.

•       Reflected acquisitions of IntraLase and WaveFront Sciences, favorable sales mix shift.

•       Included $78.0 million in recall-related returns and costs, and $63.5 million impact of estimated recall-related lost sales, compared to $19.0 million in recall-related returns and costs, and $11.7 million impact of recall-related lost sales in 2006.

•       Included $8.6 million in transaction-related charges. 2006 included $16.3 million in charges related to business repositioning initiatives.

R&D Expense

	• Rose 27.7% to $21.0 million, reflecting primarily IntraLase and WaveFront Sciences acquisitions.	• Rose 23.8% to $81.8 million, reflecting primarily IntraLase and WaveFront Sciences acquisitions.

SG&A Expense

•       Rose 31.9% to $150.0 million.

•       Reflected IntraLase and WaveFront Sciences acquisitions.

•       Included $9.7 million net cost increases related to recall, compared to $5.0 million in the year-ago period.

•       Included $17.0 in intangible amortization, compared to $9.8 in the year-ago period.

•       Included $9.9 million in transaction-related charges.

•       Rose 35.2% to $547.1 million.

•       Reflected IntraLase and WaveFront Sciences acquisitions.

•       Included $17.4 million in net cost increases related to recall in 2007, compared to $5.0 in 2006.

•       Included $60.6 in intangible amortization, compared to $40.0 million in 2006.

•       Included $29.6 million in transaction-related charges, compared to $3.3 million in 2006.

Operating Income (Loss)

	• Declined 17.6% to $7.3 million.	• $100.1 million loss, compared to 2006 income of $197.7 million.

Non-operating Expense

	• Rose 197.3% to $24.1 million, including a $3.4 million unrealized loss on currency derivatives. • Higher interest expense due primarily to increased debt associated with the IntraLase acquisition.	• Rose 50.9% to $79.9 million, including a $6.1 million unrealized loss on currency derivatives. • Higher interest expense due primarily to increased debt associated with the IntraLase acquisition.

Taxes

• Reported $4.5 million benefit, which continues to reflect the effects of losses benefited in lower-tax foreign jurisdictions.

•       Reported $13.0 million provision, primarily due to unfavorable tax impacts of acquisitions, including non-deductible in-process R&D charges, the impact of the recall and related impacts on utilization of foreign tax credits.

Net Income (Loss)

	• $12.3 million net loss, compared to $7.6 million net loss in year-ago quarter.	• $192.9 million net loss, compared to net income of $79.5 million in 2006.

AMO Announces Fourth-Quarter and Full Year 2007 Results – 5

Live Web Cast & Audio Replay

AMO will host a live web cast today at 10:00 a.m. ET. To participate and download slides that accompany the company’s remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon ET today and will continue through midnight EDT on February 28 at (866) 322-1531 (Passcode31353621) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom®, Tecnis®, Clariflex®, Sensar®, and Verisyse® IOLs, Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase® and IntraLasik®. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink™ branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our EPS guidance for 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions, reorganizations and recapitalizations and other one-time charges. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted per-share guidance is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted per-share guidance to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Status of Guidance

During the quarter, AMO management may reiterate guidance in press releases or as part of web cast conference presentations. From the close of business on March 14 until publication of its first-quarter earnings release, AMO will observe a “Quiet Period” during which the company will not discuss its guidance. In addition, guidance disclosed in the company’s press releases, presentations and filings with the SEC should be considered historical, as of prior to the Quiet Period only and not subject to update by the company.

AMO Announces Fourth-Quarter and Full Year 2007 Results – 6

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s total revenue and adjusted earnings per-share outlook and forecasts included in the section entitled “Plan to Reduce Fixed Costs”. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, statements by Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with successful re-entry into the multi-purpose solution segment and impacts of our previous eye care recalls; unexpected changes in competitive, regulatory and market conditions; the potential for delays in the launching of new products; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; successful integration of prior acquisitions; AMO’s ability to maintain a sufficient supply of products and unexpected supply delays, product liability claims or new quality issues; litigation related to our recall or otherwise; and the uncertainties associated with intellectual property protection for the company’s products and exposure to claims of intellectual property infringement by others. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2006 Form 10-K filed in March 2007 and Form 10-Q filed in November 2007 that include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8455.

AMO Announces Fourth-Quarter and Full Year 2007 Results – 7

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(in thousands, except per share amounts)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales:
Cataract/implant	$152,314	$138,944	$552,027	$519,016
Laser vision correction	101,730	51,702	367,777	216,885
Eye care	50,538	52,979	171,042	261,595

	304,582	243,625	1,090,846	997,496
Cost of sales (A)	126,291	104,643	474,974	379,325

Gross profit	178,291	138,982	615,872	618,171
Selling, general and administrative	149,976	113,677	547,112	404,802
Research and development	21,013	16,456	81,832	66,099
In-process research and development	—	—	86,980	—
Business repositioning (credits) costs, net	—	(10)	—	46,417
Net gain on legal contingencies	—	—	—	(96,896)

Operating gain (loss) income	7,302	8,859	(100,052)	197,749

Non-operating expense (income):
Interest expense	21,744	7,954	70,536	30,272
Unrealized loss on derivative instruments	3,389	640	6,127	1,290
Loss due to early retirement of convertible senior subordinated notes	—	—	—	18,783
Other, net	(1,016)	(481)	3,238	2,588

	24,117	8,113	79,901	52,933

(Loss) earnings before income taxes	(16,815)	746	(179,953)	144,816
(Benefit) provision for income taxes	(4,488)	8,355	12,996	65,345

Net (loss) earnings	($12,327)	($7,609)	($192,949)	$79,471

Net (loss) earnings per share:
Basic	($0.20)	($0.13)	($3.22)	$1.25
Diluted	($0.20)	($0.13)	($3.22)	$1.21
Weighted average number of shares outstanding:
Basic	60,378	59,121	59,991	63,383
Diluted	60,378	59,121	59,991	65,571

(A)	Includes a charge of $7,655 for inventory step-up to fair value from the IntraLase acquisition in the year ended December 31, 2007. Includes charges of $1,190 and $16,244 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan for the quarter and year ended December 31, 2006, respectively.

AMO Announces Fourth-Quarter and Full Year 2007 Results – 8

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Geographic Sales:
Americas:
Cataract/implant	$58,202	$53,912	$219,871	$207,039
Laser vision correction	64,964	41,277	256,038	176,647
Eye care	9,471	17,525	43,633	88,145

Total Americas	$132,637	$112,714	$519,542	$471,831

Europe/ Africa/ Middle East:
Cataract/implant	$60,756	$51,338	$211,835	$189,845
Laser vision correction	18,745	4,881	56,670	17,125
Eye care	18,258	24,152	63,188	82,234

Total Europe/ Africa/ Middle East	$97,759	$80,371	$331,693	$289,204

Japan:
Cataract/implant	$20,240	$20,331	$68,258	$71,271
Laser vision correction	9,545	1,703	26,159	4,667
Eye care	16,164	13,259	51,027	62,722

Total Japan	$45,949	$35,293	$145,444	$138,660

Asia Pacific:
Cataract/implant	$13,116	$13,363	$52,063	$50,861
Laser vision correction	8,476	3,841	28,910	18,446
Eye care	6,645	(1,957)	13,194	28,494

Total Asia Pacific	$28,237	$15,247	$94,167	$97,801

Total Geographic Sales	$304,582	$243,625	$1,090,846	$997,496

Product Sales:
Cataract/implant:
Intraocular lenses	$85,695	$79,628	$317,195	$291,524
Viscoelastics	33,583	30,625	123,424	123,108
Phacoemulsification products	26,405	23,845	90,711	87,503
Other	6,631	4,846	20,697	16,881

Total Cataract/Implant	$152,314	$138,944	$552,027	$519,016

Laser vision correction:
Procedures and related	$56,941	$34,339	$229,080	$144,339
Systems	36,222	9,510	102,370	40,269
Microkeratome	36	2,628	3,246	10,973
Service and parts/other	8,531	5,225	33,081	21,304

Total Laser Vision Correction (B)	$101,730	$51,702	$367,777	$216,885

Eye care:
Multi-purpose solutions	$20,131	$23,953	$59,204	$147,346
Hydrogen-peroxide solutions	16,954	13,854	60,787	62,272
Other	13,453	15,172	51,051	51,977

Total Eye Care	$50,538	$52,979	$171,042	$261,595

Total Product Sales	$304,582	$243,625	$1,090,846	$997,496

(B)	Includes $52,734 and $137,811 of IntraLase sales in the quarter and year ended December 31, 2007.

	Three Months Ended		% Growth	% Exchange Impact
	December 31, 2007	December 31, 2006
Net Sales:
Cataract/implant	$152,314	$138,944	9.6%	6.4%
Laser vision correction	101,730	51,702	96.8%	1.7%
Eye care	50,538	52,979	(4.6%)	6.1%

	$304,582	$243,625	25.0%	5.3%

	Year Ended		% Growth	% Exchange Impact
	December 31, 2007	December 31, 2006
Net Sales:
Cataract/implant	$552,027	$519,016	6.4%	4.0%
Laser vision correction	367,777	216,885	69.6%	1.0%
Eye care	171,042	261,595	(34.6%)	2.3%

	$1,090,846	$997,496	9.4%	2.9%

AMO Announces Fourth-Quarter and Full Year 2007 Results – 9

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	December 31, 2007	December 31, 2006
Cash and equivalents	$34,525	$34,522
Trade receivables, net	250,018	232,408
Inventories	160,267	127,532
Working capital, excluding cash	145,993	226,168
Total debt, including current portion	1,607,730	851,105
Stockholders’ equity	598,736	715,991

	Three Months Ended
	December 31, 2007	December 31, 2006
Depreciation and amortization	$28,427	$17,989
Capital expenditures, excluding acquisitions	27,623	12,906

	Year Ended
	December 31, 2007	December 31, 2006
Depreciation and amortization	$99,248	$70,598
Capital expenditures, excluding acquisitions	63,583	42,970

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